Exhibit 99.1

SulphCo September 6, 2007 Investor Conference Call Prepared Remarks

This presentation may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended.  All forward-looking statements address matters that involve risks and uncertainties.  As actual results could differ, any forward-looking statements should be considered accordingly.

INTRODUCTION:  Hello, this is Larry Ryan, CEO of SulphCo and I’m here with Brian Savino, President of SulphCo and Stan Farmer, Vice President and CFO of SulphCo.  Before we get started, I would like to thank all of the people on the phone who have joined our investor call.  As with our previous calls, our goal on this call is to update our current and future investors on a number of key items related to progress being made in the technology and operations of SulphCo.

The overall agenda for the conference call is as follows:  We will begin with a 20-25 min summary of the activities over the past several months, starting with a brief recap of the last investor call held in May and then focusing in several areas: probe development and performance, preliminary results from and discussion about our trials in Fujairah, updates on our ongoing program in Europe, a commercial update and S. Korea update from Brian, an update on recent financial activities from Stan, and the company’s move to Houston.  We will then take questions for approximately 20-25 minutes.

RECAP FROM LAST CALL:  Last May, we updated you on areas of focus for the company including probe and technology development, ongoing projects in Europe and Fujairah, financing activities, organizational changes, and the move of the corporate headquarters to Houston, TX.  Regarding probe development, in May we discussed the mechanical and efficiency issues associated with the SulphCo Series One probe design, as well as the improved reliability observed in trials with our European test partner utilizing the Series Two probe, a design with an improved mechanical connection.  I also reiterated my confidence in our on-going program to continue improving the probe design and performance.

We also provided an update on the status of our program with a testing partner in Europe, discussing positive results in the operational phase of the project, highlighted by the report of vastly improved performance of the Series two ultrasound probes and the overall operational stability and performance of the mechanical aspects of the Sonocracking process. Our only disappointment, however, was that due to refinery product scheduling we were only able to run  a light sweet crude, one which would be expected to benefit the least from the Sonocracking process.  As a result, we agreed with our partner to reposition the equipment to have access to a continuous supply of heavy crude oil for testing.

As concerns Fujairah, we reviewed the issues that had been delaying completion of our installation, including contractor and communication issues. We committed to a timeline for completion and commissioning of a 30,000 bbl/day process unit by the end of July 2007 and upon completion, to initiate testing as soon as possible.

From a commercial standpoint, Brian Savino reiterated and reinforced our commitment to pursuing projects that will generate revenue for the company as soon as possible.

With regard to financials, we updated you on the receipt in Q1 of $7.9MM and the anticipated receipt during Q2 and Q3 of an additional $5.3MM from the exercise of warrants and also the agreement to extend by one year the due date of the $5MM note payable to Rudolf Gunnerman.  Finally, we announced the addition of Stan Farmer as our Vice President and CFO, as well as the move of the corporate offices to Houston, TX.

INTRO

Turning now to a review of what has occurred since our last conference call in May, I will begin with what is perhaps the most anticipated segment of this call, which is an update on the commissioning in July of 30,000 bbl/day unit at our 180,000 bpd process plant in Fujairah, UAE and the testing that has taken place since then.

FUJAIRAH:  We will start with an overall update on the project and then focus on the results of the first tests.  First, we re-engaged Mustang Engineering for project leadership in June and their professionalism was instrumental in achieving the commissioning of the first 30,000 bbl/day unit on schedule by the end of July.  In early August, with personnel from SulphCo, Mustang Engineering, and NTG present, we commenced our first round of testing on a tanker load (~285 bbl) of a very heavy fuel oil (API ~12.2, 2.6% sulphur). During these trials we varied multiple experimental parameters, including overall flow rates, water to oil ratios, and probe intensity. The goal of executing trials over a broad range of conditions is to identify key process parameters and “levers” that we can use to continue optimizing the overall process.  During the course of these trials, we were able to collect more than 50 samples, which correspond to a variety of experimental conditions.  The samples were sent to and analyzed by an outside firm, Caleb Brett, who is a well-known testing laboratory with a facility located in Fujairah. I am pleased to report that among the initial results, we have obtained in some of the samples demonstrated values consistent with previously published results last fall, i.e., up to 3 points API shift, more than 20% sulphur reduction and more than 20% viscosity reduction. But there is one major difference.  Historical results we reported in the past were, without exception, based on limited processing runs performed on a lab scale. In contrast, the most recent test runs at Fujariah were conducted at or near full scale production flow rates approaching the design limit of the equipment, or 5,000 barrels per day. Put differently, with the commissioning of Fujariah, we are now able to run our equipment at full scale commercial production flow rates. To put this in perspective, recall that one 30,000 bpd process unit is comprised of six 5,000 bpd skids running in parallel. So if we are able to commercially validate the performance of a 5,000 bpd unit, the issue of process scalability would be addressed. So, needless to say, we are very encouraged by these preliminary results as it shows that the Sonocracking process can be effective at commercial production throughput levels.  Although issues still remain, including the testing of crude oils as opposed to heavy fuel oils and the ability to close the mass balance, we can reasonably expect that this performance will continually be fine-uned and that we will be able to achieve consistent results.  As an aside, procuring crude oil has not been the issue in Fujairah; rather it is the ability to transport small quantities of crude in tanker trucks.  The majority of the infrastructure in the UAE is not geared around such volumes and transport.  However, we have identified a few sources that will be able to meet our requirements and we expect to obtain and test those crude oils by the end of this month.  The overall mass balance for the process has proven to be tricky given the small amount of sulphur compounds we are searching for.  We are continuing to pursue the sulphur balance and are looking for sulphur measurements in the water phase as well as sulphur compounds that may be residing at the oil/water interface.  We suspect that a fair amount of the sulphur compounds would be present in the interfacial layer, due to the presence of sulfoxide and sulfone compounds, which come from the oxidation of the thiophenic molecules present in the oil.  In the end, closing the mass balance is important for the implementation of the technology on a commercial basis within a refinery setting and continues to be an urgent goal of the technology team.  We have followed up our initial testing with another round of heavy fuel oil testing which we completed approximately 10 days ago.  Again, we tested a variety of experimental conditions, with a couple of notable differences from the first round of testing.  First, we were able to improve the pumping in the system so we could achieve the full design rates of the Sonocracking process (500l/min oil, 50 l/min water, the commensurate additive loading à 5,000 bpd).  Secondly, we used two different probe designs.  In summary, we are very pleased with the progress and testing in Fujairah.  We will continue to use Fujairah to solidify opportunities in the region.

OUR VALIDATION PARTNER IN EUROPE PROGRAM:  Over the course of the past several weeks we have encountered a few delays in our ongoing program with our European test partner.  These delays, although beyond our control, have been difficult for us but we have finally worked through the major issue, which was the requirement of a permit to process a different oil source.  As we discussed in the last conference call, in the first few trials with our test partner we were only able to process light, sweet crudes due to the refinery schedule.  Although we were able to prove mechanical process viability and improved probe reliability during these trials, these oils are not well suited to the Sonocracking process, thus requiring the mutually agreed upon change to a heavier crude oil source.  To finalize the necessary equipment changes, several piping modifications are underway currently and we expect them to be complete within the next few weeks.  Once the piping changes are complete, we will resume testing on a 5K line with a continuous supply of a heavy crude oil; allowing us to eventually do test runs of 5,000 barrels over a 24 hour period, a milestone in our testing program.  We are looking forward to the resumption of testing with our European partner as soon as possible and we will keep you updated on the progress.

GENERAL COMMERCIAL UPDATE AND OTHER ONGOING PROJECTS:  As many of you who have studied our technology know, the benefits of Sonocracking include an increase in the API as well as a decrease in the Sulphur content and reduction of viscosity.

These three areas of improvement have enabled SulphCo to widen its market and application focus from the DOWNSTREAM MARKET into the broad spectrum of the “OIL CHAIN” from  UPSTREAM è PRODUCTION through the MID-STREAM è TRANSPORT and BLENDING to  DOWNSTREAM MARKET è refining / processing.

For Example:

In the UPSTREAM SECTOR:

We have had ongoing discussions with one such client – an oil producer in a major South American country, and have had advanced discussions with them and have conducted numerous test runs on their crudes -- which we expect will result in a revenue-generating contract.  I am very excited about this as it represents an enormous, and relatively easier opportunity to penetrate market for our technology.

The Korean project has been revived, and we are in the process of re-commissioning the 2K skid. This will enable us to coordinate testing in both Fujairah and Korea, since the majority of the crude supply into the Korean markets emanates from the Middle East.   We expect the unit to be up and running during the month of September.  We are excited to have a presence in this region.  This will allow several important customers who are interested in the SonoCracking process to conduct test runs on their crudes locally.

Our commercial growth is poised for immediate success contingent upon technology validation, and we are pursuing approximately 5 concrete ventures that we expect will immediately gain traction once this validation process has been accomplished.   We believe the per barrel revenue estimates presented at the annual meeting of shareholders held in June are realistic.

PROBE DEVELOPMENT, STATUS, AND TECHNOLOGY APPROACH: Over the past several months we have continued to develop our probe and process technology.  Quite frankly, we have moved from a crisis management approach to the probe operation and reliability to one of continued improvement and development.  In conjunction with our external partners, we have several new probe and reactor designs in development and will be implementing those changes in the laboratory as well as in our field installations in Europe and Fujairah.  Reliability, although always something to be aware of and concerned by, is not the primary focus as it has been in the past.  We will be relentless in the search for the most reliable and efficient designs possible to best perform the Sonocracking process.  From a process technology standpoint, we have contracted for a reduced scale Sonocracking unit at our facility in Houston.  The purpose of this equipment is to allow us to run smaller quantities of customer crude oil in a way that will be predictive of the results of full scale processing.  Also, this will allow us to identify and refine several key process parameters as well as ones that may have not yet been identified.  Our engineers and technical personnel in Houston are focused on continued process development as we plan to add to our existing intellectual property and know-how.

FINANCIALS:

Non-Cash Deemed Dividend
Q1 2007 Form 10-Q Restatement relating to Non-Cash Deemed Dividend
On August 7, 2007, we filed a Form 8-K announcing that the Company’s Q1 2007 Form 10-Q should no longer be relied upon as a result of our determination that we had incorrectly accounted for the non-cash deemed dividend relating to the March 2007 inducements provided to the holders of our 2004 and 2006 warrants to induce them to exercise their warrants.  The misstatement resulted in an understatement of the Q1 2007 non-cash deemed dividend of approximately $11.4 million.  The total restated amount of the Q1 2007 non-cash deemed dividend was approximately $11.5 million.  Of the $11.5 million non-cash deemed dividend, approximately $8.6 million related to the value of the 3.95 million re-load warrants granted to the 2004 and 2006 warrant holders and approximately $2.9 million related to the re-pricing of the 2006 warrants from $6.805 per share to $2.68 per share.  We filed our amended Q1 2007 Form 10-Q to correct this misstatement on August 14, 2007.

Q2 2007 Non-Cash Deemed Dividend
During the second quarter of 2007, investors exercised 600,000 of the remaining 2 million 2006 Warrants resulting in an additional non-cash deemed dividend of approximately $1.7 million.

Q3 2007 to Date Non-Cash Deemed Dividend
The remaining 1.4 million 2006 Warrants were exercised by the end of August 2007 resulting in an additional non-cash deemed dividend of approximately $3.9 million.

Litigation Status Update

Hendrickson Derivative Action
On July 10, 2007, we announced that the Hendrickson Derivative Action had been voluntarily dismissed without prejudice with an effective date of July 3, 2007.  Neither the plaintiff nor his counsel received any consideration for the dismissal of this action and no further consideration has been promised.

McLelland Arbitration Action
On July 24, 2007, we received notice that the Arbitrator in this case had denied McLelland’s claim relating to 2 million options.  The Arbitrator did award Mr. McLelland six-months of salary totaling $125,000 plus accrued interest from October 1, 2001 until paid and $5,000 (without interest) of commuting expenses.  On August 28, 2007, we entered into a final settlement in the case and paid approximately $188,000 (comprised of $125,000 plus accrued interest thereon of approximately $58,000 and $5,000 of commuting expenses).

Other Litigation
There are no updates relative to any of the other litigation to which the Company is a party beyond what has already been disclosed in our Q2 2007 Form 10-Q and our 2006 Form 10-K.

Q2 2007 Actual Cash Burn Rate and Q3 & Q4 2007 Forecasted Cash Burn Rate and Cash On-Hand as of August 31, 2007

Q2 2007 Actual Cash Burn Rate
For the six-months ended June 30, 2007, our average monthly cash burn rate was approximately $1.5 million per month.  This monthly average is comprised of recurring monthly expenditures of approximately $950,000 per month and non-recurring monthly expenditures of approximately $550,000 per month.  Recurring monthly expenditures include items such as legal fees, payroll and benefits, facility rent, utilities, research and development and other similar routine items.  Non-recurring monthly expenditures include items such as legal settlements for resolved litigation, employee signing bonuses and executive search fees, expenditures to complete phase one of the Fujairah facility and other similar non-routine items.

Q3 & Q4 2007 Forecasted Cash Burn Rate
For the remaining six-months of 2007, we expect that our average recurring monthly cash burn rate will be approximately $900,000 to $1 million per month.  This estimate is limited to those recurring items that we believe are reasonably estimable.  There will be other expenditures that will likely cause the actual average monthly cash burn rate to exceed this amount.

Cash On-Hand as of August 31, 2007 & Liquidity for Remainder of 2007
As of August 31, 2007, we had cash on-hand of approximately $7.5 million.  Based on this amount of cash on-hand and the average cash burn rates through June 30, 2007, we anticipate that we should have sufficient resources to fund the next 5 to 8 months of the Company’s operations.  This expectation assumes that we will not receive any further capital from the exercise of warrants or other funding sources.

Q2 & Q3 2007 Warrant Exercises

Q2 2007 Warrant Exercises
During the second quarter of 2007, investors exercised 600,000 of the remaining 2006 Warrants at an exercise price of $2.68 per share resulting in cash proceeds to the Company of approximately $1.6 million.

Q3 2007 Warrant Exercises
The remaining 1.4 million 2006 Warrants were exercised by the end of August 2007 at an exercise price of $2.68 per share resulting in cash proceeds to the Company of approximately $3.75 million.

$150 Million S-3 Shelf Registration Statement
On August 15, 2007, the Company filed a shelf registration statement that will allow the Company to offer and sell, from time to time, in one or more offerings, shares of its common stock and warrants, for proceeds in the aggregate amount of up to $150 million.  The filing of the shelf represents the logical continuation of the steps new management has taken and will continue to take to position the Company for future success.  The shelf will provide ready access to capital as we move toward commercial validation of our technology.

On September 5, 2007, we announced that the SEC had declared the Company’s shelf registration statement effective.  With the shelf registration statement effective, we will be able to issue stock or warrants under the shelf by means of a prospectus supplement, which does not require further SEC approval.

Any offering of securities covered by the registration statement will be made only by means of written prospectuses and prospectus supplements.  My statements shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Thanks Stan, now moving on to OTHER COMPANY INFORMATION:

MOVE TO HOUSTON: In June we completed our transfer of the SulphCo corporate headquarters to Houston, TX.  As part of the relocation, we moved all of our laboratory equipment as well as some technical personnel from the Sparks facility to Houston.  By the beginning of July, our labs were operational and functional. This quick turnaround allowed us to host potential customers beginning in July, and we have already had the opportunity to receive several potential customers in our offices for lab trials and business discussions.  We have hired engineers and other lab and office personnel in Houston and we plan on continuing to do more hiring in the near future.  The proximity to some of our potential customer base and access to the technical talent pool in the Houston area has already paid dividends for SulphCo and we expect to see continued benefit in the future.

ANNUAL SHAREHOLDERS MEETING IN JUNE 2007: In June we hosted our annual Shareholders meeting at the offices of K&L Gates in NYC.  Robert van Maasdijk (our Chairman of the Board), Stan Farmer, and I presented the state of the business, financial information, and answered questions from many of the shareholders present.  Overall, it was a great forum to discuss SulphCo with our shareholders and present a vision for the future.  Also in June, longtime BOD member Dick Masica decided it was time for retirement, and we regrettably allowed him to do so. Dick was instrumental in maintaining stability within SulphCo during the management transition in early 2007, and I extend my personal thanks to him for all of his efforts. In August, we welcomed Ed Rosenblum to the BOD.  Ed brings a wealth of business experience to the BOD, as well as a fervent passion and support of the company and the technology.  We are very excited and honored to have Ed on board and know he will be a significant contributor on the board as we move into the future at SulphCo

COMMUNICATION PLAN: I want to take this opportunity to reiterate our communication plan: We will continue to hold quarterly conference calls to keep the investment community updated on the recent activities of the company and to answer investor questions.  We will also, of course, continue to issue 8k’s and press releases as material events warrant.  As a leadership team, we want our investors to be as informed as possible.

SUMMARY:  In summary, we are very happy and encouraged by the current progress and direction of the Company and ongoing programs.  While there is still a lot of work to be accomplished, we are making solid gains in proving the technical and commercial viability of the Sonocracking process.

OPEN FOR QUESTIONS:  Thanks for your attention.  Now, I would like to open up the line for any questions.